Exhibit 10.1

EMPLOYMENT AGREEMENT

Michael W. Rayden

This Agreement (the “Agreement”) is effective April 23, 2010 (the “Effective Date”) by and between Tween Brands, Inc., a Delaware corporation (the “Company”), and Michael W. Rayden (the “Executive”) (hereinafter collectively referred to as “the parties”).

WHEREAS, the Executive is currently employed as the Company’s Chief Executive Officer pursuant to that certain Employment Agreement by and between Executive and Company dated December 3, 2008 (the “Prior Employment Agreement”), the Executive Agreement by and between Executive and Company dated December 3, 2008 (the “Executive Agreement”) and the letter agreement dated June 24, 2009 by and between The Dress Barn, Inc. (the “Parent”) and Executive (the “Letter Agreement,” and collectively with the Prior Employment Agreement and the Executive Agreement, the “Prior Agreements”);

WHEREAS, Parent, Thailand Acquisition Corp. (“Acquisition Sub”) and the Company entered into an Agreement and Plan of Merger dated June 24, 2009 (the “Merger Agreement”), pursuant to which Acquisition Sub was merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent;

WHEREAS, the Company and the Executive mutually desire that Executive continue as the Company’s Chief Executive Officer and a Director on the Parent’s Board of Directors (the “Parent Board”); and

WHEREAS, the Company and Executive wish to enter into this Agreement to set forth their mutual understanding as to the terms and conditions of Executive’s continued employment by the Company, and to supersede and replace each of the Prior Agreements in its entirety.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:

1.          TERM.  The initial term of employment under this Agreement shall be for the period commencing on the Effective Date and ending on December 3, 2013, subject to earlier termination pursuant to Section 13 hereof; provided, however, that on December 3, 2012 and on the anniversary date of each year thereafter (collectively, the “Renewal Date”), the term of this Agreement shall be automatically extended for a period of one year, unless either the Company or the Executive shall have given written notice to the other at least 90 days prior to any Renewal Date that the term of this Agreement shall not be so extended (such period of employment, including any extensions, the “Term”).

2.           EMPLOYMENT.

(a)         Position.  During the Term, the Executive shall be employed as the Chief Executive Officer of the Company or such other position of greater status and responsibilities as may be determined by the Parent Board.  If and as elected by the stockholders to the Parent Board, the Executive agrees to so serve as a Director on the Parent Board. The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity.

(b)         Obligations.  The Executive agrees (1) to devote his best efforts and full business time and attention to the business and affairs of the Company; (2) to exercise the highest degree of loyalty and care with respect to the affairs of the Company; and (3) not to commit any willful or intentional act with an objective to harm the Company’s business or reputation. The foregoing, however, shall not preclude the Executive from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder.

3.           BASE SALARY.  During the Term, the Company agrees to pay or cause to be paid to the Executive a minimum annual Base Salary of $1,050,000 (hereinafter referred to as the “Base Salary”). This Base Salary will be subject to annual review and may be increased from time to time by the Compensation and Stock Incentive Committee of the Parent Board (the “Compensation Committee”) considering factors such as the Executive’s responsibilities, compensation of executives in other companies, performance of the Executive and other pertinent factors. Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to similarly situated executives of the Company.

4.           EQUITY COMPENSATION.  During the Term, the Company shall grant to the Executive rights to receive shares of the Parent’s common stock (“Common Stock”) and options to acquire shares of Common Stock as the Compensation Committee determines.  During the Term, the Chief Executive Officer of Parent (the “Parent CEO”) shall recommend annually to the Compensation Committee that the Executive be granted an equity award, in the form determined by the Compensation Committee, in its sole discretion, that has the same value (as determined by the Compensation Committee, in its sole discretion) as any equity award made to the Parent CEO in the normal course on an annual basis, provided that such recommendation shall not apply to any equity awards granted to the Parent CEO that are not made in the normal course on an annual basis.  Any failure by the Compensation Committee to make any equity awards recommended by the Parent CEO shall not trigger any rights or entitlements on the Executive’s behalf.  All equity awards granted to the Executive shall be subject to the terms and conditions of The Dress Barn, Inc. 2001 Stock Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Stock Plan”).

The Executive’s prior employment with the Company and its affiliates and subsidiaries shall be recognized for purposes of determining the Executive’s eligibility for the accelerated vesting of his unvested equity awards under the Parent’s Rule of 75 policy (the “Rule of 75 Policy”).  Accordingly, the Company and the Executive acknowledge that the Executive satisfied the requirements of the Rule of 75 Policy on March 25, 2010.  Any earned, but unvested restricted stock awards granted prior to the date the Executive satisfied the Rule of 75 Policy shall become immediately vested on March 25, 2010.  Any restricted stock awards granted to the Executive after March 25, 2010 shall become immediately vested on the date of grant for so long as the Parent maintains the Rule of 75 Policy in force.

In addition, for so long as the Parent maintains the Rule of 75 Policy in force, any stock option awards granted to the Executive shall vest in accordance with the applicable vesting schedule, and, upon the Executive’s termination of employment for any reason (other than for Cause (as defined below)), including by reason of death or disability, any unvested stock option awards shall continue to vest in accordance with the applicable vesting schedule, and each stock option award outstanding on the Executive’s Termination Date (as defined below) shall remain exercisable for a period of one year following the final vesting date of such award (but in no event beyond the expiration of the term).

5.           EMPLOYEE BENEFITS.  During the Term, the Executive shall be entitled to participate in tax-qualified and nonqualified deferred compensation and retirement plans, group term life insurance plans, short-term and long-term disability plans, employee benefit plans, practices, and programs maintained by the Company and made available to similarly situated executives generally, and as may be in effect from time to time.

6.           BONUS INCENTIVES.  The Executive shall be entitled to participate in such Company bonus incentive compensation programs which include similarly situated executives of the Company as may exist from time to time (the “Incentive Plans”). The Executive’s participation in such Incentive Plans, practices and programs shall be on the same general basis and terms as are applicable to similarly situated executives of the Company, although bonuses, target levels and criteria may differ among such executives as determined by the Parent Board or the Compensation Committee, provided that the Executive’s target payout value equal to 120% of the Executive’s Base Salary under the Company’s annual bonus plan shall not be reduced during the Term.

7.           LONG TERM INCENTIVE PLAN.  Effective as of January 24, 2010 and during the Term, the Executive shall be eligible to participate in The Dress Barn, Inc. Long Term Incentive Plan, as may be amended from time to time (the “LTI Plan”), subject to the terms and conditions therein, with a target payout value equal to 120% of the Executive’s Base Salary.  With respect to the period from January 24, 2010 through July 31, 2010 (the “Stub Year”), the Executive shall be eligible to participate in the LTI Plan that covers FY2010, FY2011 and FY2012 (the “Initial LTI Period”).  The payout, if any, to the Executive under the LTI Plan with respect to the Initial LTI Period shall be based on the Company’s performance for the full Initial LTI Period, as determined by the Compensation Committee in its sole discretion, and shall be multiplied by a fraction of thirty over thirty-six (30/36) to reflect the Executive’s commencement of participation under the LTI Plan on January 24, 2010.  Amounts payable under the LTI Plan pursuant to this Section 7 (“LTI Awards”), if any, shall be payable in the form of shares of restricted stock, which LTI Awards shall be granted to the Executive as soon as practicable following the date on which the Compensation Committee determines the achievement levels upon completion of the relevant measurement period (the “LTI Determination Date”).  The number of shares of restricted stock the Executive shall receive under the LTI Plan shall be based on the closing price of the Common Stock on the LTI Determination Date.  Pursuant to Section 4 hereof, each LTI Award granted to the Executive shall be fully vested on the date of grant.

8.           EBITDA Bonus.

(a)         Subject to clauses (b), (c) and (d) below, the Executive shall be eligible to receive a bonus based on the Company’s EBITDA performance (the “EBITDA Bonus”) in an amount equal to 10% of the sum of the Company’s positive EBITDA increments and negative EBITDA decrements for each semi-annual period during the Performance Period (as defined below), which incremental and decremental amounts for each semi-annual period shall be determined by comparing the Company’s actual EBITDA performance for such semi-annual period against the EBITDA target amount established by the Compensation Committee for such semi-annual period as set forth on Appendix A hereto.

(b)         The “Performance Period” shall mean the period beginning January 24, 2010 and ending on the last day of the Company’s fifth full fiscal year beginning thereafter.

(c)         The EBITDA Bonus shall be paid in a lump sum and shall be payable during the first 60 days of the fiscal year following the completion of the Performance Period, provided that if the Executive’s employment is terminated for any reason other than by the Company for Cause prior to the completion of the Performance Period, the Executive shall be entitled to receive an EBITDA Bonus based on the sum of the actual results measured through the Termination Date (the “Termination EBITDA Bonus”), which Termination EBITDA Bonus shall be determined by aggregating the Company’s positive EBITDA increments and negative EBITDA decrements as compared to the applicable EBITDA targets for each completed semi-annual period during the Performance Period prior to the Termination Date and shall also include a pro-rata portion of the Company’s incremental or decremental EBITDA performance for the semi-annual period in which the Termination Date occurs as compared to the applicable EBITDA for such period, based on the Company’s actual results for such semi-annual period.  Any Termination EBITDA Bonus payment shall be made on the Delayed Payment Date (as defined in Section 21(b) hereof).

(d)         Any items of gain, loss or expense for a semi-annual period related to the following shall be excluded in any measurement of EBITDA hereunder, provided, that with respect to this clause (d), the term “Company” shall include any subsidiary, division, other operational unit or administrative department of the Company:

(1)           special, unusual or non-recurring items, events or circumstances  affecting the Company or the financial statements of the Company;

(2)           the disposal of a business or discontinued operations of the Company

(3)           the operations of any business acquired by the Company during the semi-annual period; and

(4)           changes in accounting principles or to changes in applicable law or regulations.

9.           OTHER BENEFITS.

(a)         Life Insurance.

(1)           During the Term, the Company shall maintain term life insurance coverage on the life of the Executive in the amount of $5,000,000, the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive; and

(2)           During the Term, the Company shall be entitled to maintain a “key person” term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

(b)         Office and Facilities.  During the Term, the Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of the Executive’s duties hereunder.

(c)         Use of Corporate Aircraft.  During the Term, Executive shall continue to be entitled to the use of the Company’s aircraft, subject to the terms and conditions disclosed in the Company’s proxy statement filed April 4, 2009.

(d)         Benefits Not in Lieu of Compensation.  No benefit or perquisite provided to the Executive in this Section 9 shall be deemed to be in lieu of Base Salary, bonus or other compensation.

10.         EXPENSES.  Subject to applicable Company policies and Section 21(c) hereof, during the Term the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company including, without limitation, travel, automobile, and meal and entertainment expenses.

11.         VACATION.  During the Term, the Executive shall be entitled to four weeks of annual vacation or, if greater, in accordance with the policies as periodically established by the Parent Board for similarly situated executives of the Company.

12.         DEFINITIONS, TERMS AND CONDITIONS.  The Executive’s employment hereunder is subject to the following terms:

(a)         Cause.  “Cause” means that the Executive has:

(1)           pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law;

(2)           committed an act of intentional gross misconduct, fraud, or gross neglect in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any affiliate, and the Parent Board shall have determined that such act is, or could reasonably be expected to be, materially harmful to the Company, the affiliate or the Parent; or

(3)           committed a material breach of this Agreement (including a violation of the non-disclosure, non-compete or non-solicitation provisions set forth in Sections 14(a), 14(b) and 14(c) hereof) which is materially and demonstrably injurious to the Company.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” unless it was done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the Parent Board at a meeting called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Parent Board, finding that, in the good faith opinion of the Parent Board, the Executive had committed an act constituting Cause and specifying the particulars of the act constituting Cause in detail.

(b)         Notice of Termination.  “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. Except for a termination of employment for Cause, any termination by the Company shall be communicated by a Notice of Termination to the Executive 30 days prior to the Termination Date. Any termination by the Executive for any reason other than death shall be communicated by a Notice of Termination 90 days prior to the Termination Date.  However, the Company may elect to pay the Executive 30 or 90 days, as applicable, of Base Salary in lieu of such 30 or 90 days written notice. If the Company notifies the Executive that it will pay the Executive in lieu of 30 or 90 days written notice, the Company may deny the Executive further access to the Company’s offices subject to the Executive’s right to recover any personal effects at an agreed upon time. For purposes of this Agreement, no such purported termination of employment shall be effective without a Notice of Termination.

(c)         Termination Date.  “Termination Date” means the date on which the Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

13.         TERMINATION OF EMPLOYMENT; COMPENSATION UPON TERMINATION.

(a)          Termination by Company with Cause.  The Company shall be entitled to immediately terminate the Executive’s employment for Cause after giving a Notice of Termination. Such Notice of Termination shall state in detail the particular act or acts or failure or failure to act that constitute the grounds on which the proposed termination for Cause is based. If during the Term, the Executive’s employment is terminated by the Company for Cause, the Company’s sole obligation hereunder shall be to pay or reimburse the Executive (or facilitate a tax qualified rollover of) the following amounts:

(1)           the Executive’s accrued Base Salary and accrued vacation not paid as of the Termination Date;

(2)           the Executive’s vested benefits as of the Termination Date pursuant to the Company’s benefit, retirement, incentive and other plans;

(3)           any and all monies advanced to or expenses incurred by the Executive pursuant to Section 10 through the Termination Date (collectively with the amounts described in clauses 1 and 2 above, the “Accrued Amounts”); and

(4)           the premiums provided for in Section 9(a)(1) through the end of the calendar year in which the Termination Date occurs. The Executive’s entitlement to any other benefits shall be determined in accordance with the applicable terms and conditions of the Company’s and/or Parent’s employee benefit plans then in effect.

(b)          Termination by Company Without Cause, or by Executive for any Reason.

(1)           Severance Payment. The Company may terminate the Executive for any reason other than Cause and the Executive may terminate his employment with the Company for any reason, including death and disability, after giving a Notice of Termination.  If the Executive’s employment is terminated by the Company during the Term for any reason other than for Cause or by the Executive for any reason, subject to the Executive’s execution (and non-revocation) of a general release of claims in favor of the Company within sixty (60) days following the Termination Date, the sole obligation of the Company, its affiliates and its and their related persons and entities hereunder shall be to pay the Executive a lump sum payment in the gross amount of $9,106,365 (the “Severance Payment”) on the Delayed Payment Date (as defined in Section 21(b) hereof).  The Severance Payment reflects the entirety of the severance amounts and benefits payable to the Executive from the Company and the Parent upon a termination by the Company for any reason other than Cause or by the Executive for any reason, and notwithstanding anything contained in the Prior Agreements, the Executive shall not be entitled to amounts or benefits in excess of the Severance Payment upon such termination of employment, other than vested and accrued, but unpaid, benefits and amounts, including the Accrued Amounts.

(2)           Rabbi Trust.  On the Termination Date, the Severance Payment shall be deposited into a “rabbi trust,” solely to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall remain in the rabbi trust until the expiration of the Delay Period (as defined in Section 21(b) hereof).  During the time that the Severance Payment is held in the rabbi trust, the Severance Payment shall be invested as determined by the Company, and shall be credited with investment earnings.  The amount payable to the Executive on the Delayed Payment Date shall be equal to the sum of (i) the Severance Payment, (ii) any earnings attributable to the investment of the Severance Payment during the Delay Period while the Severance Payment is held in the rabbi trust, and (iii) the difference between the amount under (ii) and $400,000.

(c)         Restricted Stock, Stock Options.  For purposes of this Agreement, unless otherwise indicated herein, restricted stock and stock options shall vest and be exercisable according to the terms of the Stock Plan.

(d)         No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

14.         EXECUTIVE COVENANTS.

(a)         Unauthorized Disclosure, Nondisparagement.  The Executive shall not, during the term of this Agreement and thereafter, make any disparaging comments which may be harmful to the Company’s reputation or any Unauthorized Disclosure.  The Company shall use commercially reasonable efforts to cause the officers and directors of the Company not to make any disparaging comments which may be harmful to the Executive’s reputation.   For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Parent Board to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any information relating to the business or prospects of the Company (including, but not limited to, any confidential information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices); provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by the Executive in violation of this Section 14(a)). This confidentiality covenant has no temporal, geographical or territorial restriction.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(b)         Non-Competition.  During the Non-Competition Period defined below, the Executive shall not, directly or indirectly, without the prior written consent of the Parent Board, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, its products, or any division, subsidiary or affiliate of the Company (other than dressbarn, maurices or any other business acquired by Parent after November 25, 2009 and not engaged in the same business as the Company); provided, however, that the “beneficial ownership” by the Executive after termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation, shall not be a violation of Section 14 of this Agreement.

The “Non-Competition Period” means the period the Executive is employed by the Company plus two (2) years from the Termination Date if the Executive’s employment is terminated (i) by the Company for any reason, (ii) by the Executive for any reason, or (iii) by reason of either the Company’s or the Executive’s decision not to extend the term of this Agreement as contemplated by Section 1 hereof.

(c)         Non-Solicitation.  During the No-Raid Period defined below, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, recruit or hire, or attempt to recruit or hire, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, and/or its subsidiaries with, any person who at any time was an employee, customer or supplier of the Company and/or its subsidiaries or otherwise had a business relationship with the Company and/or its subsidiaries.

The “No-Raid Period” means the period the Executive is employed by the Company plus two (2) years from the Termination Date if the Executive’s employment is terminated (i) by the Company for any reason, (ii) by the Executive for any reason, or (iii) by reason of either the Company’s or the Executive’s decision not to extend the term of this Agreement as contemplated by Section 1 hereof.

(d)         Delivery of Documents Upon Termination.  The Executive shall deliver to the Company or its designee at the termination of the Executive’s employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business of the Company, its subsidiaries and/or affiliates. In this regard, the Executive hereby grants and conveys to the Company all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Executive or under the Executive’s direction or that may come into the Executive’s possession in any way during the term of the Executive’s employment with the Company that relate in any manner to the past, present or anticipated business of the Company, its subsidiaries and/or affiliates.

(e)         Intellectual Property.  The Executive shall hold in trust for the benefit of the Company, and shall disclose promptly and fully to the Company in writing, and hereby assigns, and binds the Executive’s heirs, executors, and administrators to assign, to the Company any and all inventions, discoveries, ideas, concepts, improvements, copyrightable works, and other developments (the “Developments”) conceived, made, discovered or developed by the Executive, solely or jointly with others, during the term of the Executive’s employment by the Company, whether during or outside of usual working hours and whether on the Company’s premises or not, that relate in any manner to the past, present or anticipated business of the Company, its subsidiaries and/or affiliates. All works of authorship created by the Executive, solely or jointly with others, shall be considered works made for hire under the Copyright Act of 1976, as amended, and shall be owned entirely by the Company. Any and all such Developments shall be the sole and exclusive property of the Company, whether patentable, copyrightable, or neither, and the Executive shall assist and fully cooperate in every way, at the Company’s expense, in securing, maintaining, and enforcing, for the benefit of the Company or its designee, patents, copyrights or other types of proprietary or intellectual property protection for such Developments in any and all countries. Within one (1) year following the end of the term of this Agreement and without limiting the generality of the foregoing, any Development of the Executive relating to any subject matter on which the Executive worked or was informed during the Executive’s employment by the Company shall be conclusively presumed to have been conceived and made prior to the termination of the Executive’s employment (unless the Executive clearly proves that such Development was conceived and made following the termination of the Executive’s employment), and shall accordingly belong and be assigned to the Company and shall be subject to this Agreement.

(f)         Remedies.  The Executive agrees that any breach of the terms of this Section 14 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

The provisions of this Section 14 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 14; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending against the enforceability of the covenants and agreements of this Section 14.

15.         ADJUSTMENT TO PAYMENTS.

(a)         Section 280G Tax Gross-Up. If the Severance Payment, or the acceleration of stock option vesting, or the payment or distribution of any employee benefits or similar benefits under any plan, program, or agreement which is applicable to the Executive are subject to excise tax pursuant to Code Section 4999 (or any similar federal or state excise tax), the Company shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state, and local income taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position the Executive would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred with respect to any of such amounts (the “Tax Gross-Up”). The Company shall pay such additional compensation at the time when the Company determines that any payment is subject to the excise tax under Section 4999 of the Code, but in no event later than December 31 of the year after the year in which the Executive remits such excise tax.

(b)         Section 409A Gross-Up.  If the Company determines that the payment of the Severance Payment will cause the Executive to incur additional tax or interest under Code Section 409A, or if the Internal Revenue Service (the “IRS”) imposes additional tax or interest under Code Section 409A due to the payment of the Severance Payment, the Company shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state, and local income taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position the Executive would have been in had no such additional tax (or any interest or penalties thereon) been paid or incurred with respect to any of such amounts, provided that such amount shall be reduced by $400,000 (such reduced amount, the “409A Gross-Up”).  The Company shall pay such additional compensation as soon as administratively practicable after the earlier of the time when the Company makes its determination that such additional tax or interest under Code Section 409A will be imposed and the time such additional tax or interest under Code Section 409A is due to be paid to the IRS.  In no event, however, shall such payment be made after December 31 of the year after the year in which the Executive remits such additional tax or interest.

(c)         Calculation of Gross-Up.  The calculation of any Tax Gross-Up and 409A Gross-Up pursuant to this Section 15 shall be approved by the Company’s independent certified public accounting firm engaged by the Company, and the calculation shall be provided to the Executive in writing. The Executive shall then be given fifteen (15) days, or such longer period as the Executive reasonably requests, to accept or reject the calculation of the Tax-Gross-Up or 409A Gross-Up, as applicable. If the Executive rejects the calculation of the Tax-Gross-Up or 409A Gross-Up, as applicable and the parties are thereafter unable to agree within an additional forty-five (45) days, the arbitration provisions of Section 18 shall control. The Company shall reimburse the Executive for all reasonable legal and accounting fees incurred with respect to the calculation of the Tax-Gross-Up or 409A Gross-Up, as applicable, and any disputes related thereto in accordance with Section 18 hereof.

(d)         Amount of Gross-Up.  For purposes of determining the amount of any Tax Gross-Up or Section 409A Gross-Up, as applicable, pursuant to this Section 15, the Executive’s actual marginal rate of federal income taxation in the calendar year in which the Tax Gross-Up or Section 409A Gross-Up, as applicable, is to be made shall be used, and the actual marginal rates of state and local income taxation in the state and locality of the Executive’s residence applicable to the Executive in the calendar year in which the Tax Gross-Up or Section 409A Gross-Up, as applicable, is to be made shall be used, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, after taking into account the limitation on the deductibility of itemized deductions, including such state and local taxes, under Section 68 of the Code.

(e)         Adjustments to Gross-Up.  If the excise or additional taxes imposed on the Executive are subsequently determined to be less than the amount taken into account with respect to the Tax Gross-Up or Section 409A Gross-Up, as applicable, the Executive shall repay to the Company at the time the reduction in excise or additional taxes is finally determined, the portion of the Tax Gross-Up or Section 409A Gross-Up, as applicable, attributable to such reduction.  Notwithstanding the Executive’s acceptance or rejection of the Tax Gross-Up or Section 409A Gross-Up, as applicable, calculation, if the excise or additional taxes are determined to exceed the amount taken into account with respect to the Tax Gross-Up or Section 409A Gross-Up, as applicable, the Company shall make an additional Tax Gross-Up or Section 409A Gross-Up, as applicable, payment to the Executive in respect of such excess at the time the amount of such excess is finally determined.  Any adjustments to the Tax Gross-Up or Section 409A Gross-Up, as applicable, shall only be made to the extent permitted by law.

16.         EXECUTIVE REPRESENTATION.  The Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive’s ability to fully perform the Executive’s duties and responsibilities under this Agreement.

17.         SUCCESSORS AND ASSIGNS.

(a)         This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein shall include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)         Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

18.         ARBITRATION.  Except with respect to the remedies set forth in Section 14(f), as a method for resolving any dispute arising out of this Agreement, the Executive, in the Executive’s sole discretion, may select binding arbitration in accordance with this Section 18. Except as provided otherwise in this Section 18, arbitration pursuant to this Section 18 shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. If the Executive wishes to arbitrate an issue under this Section 18, the Executive shall deliver written notice to the Company, including a description of the issue to be arbitrated. Within fifteen (15) days after the Executive demands arbitration, the Company and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrators, and any American Arbitration Association fees, shall be paid by the Company. Both the Company and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be binding on the parties, and the parties may not pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator. The Executive shall be entitled to seek specific performance of the Executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19.         NOTICE.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows:

TO THE EXECUTIVE:

Michael W. Rayden
5014 Kitzmiller Road
New Albany, Ohio 43054

TO THE COMPANY:

Tween Brands, Inc.
8323 Walton Parkway
New Albany, Ohio 43054
Attn: Michael C. Keane, Senior Vice President – Human Resources

WITH COPY TO THE PARENT:

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York 10901
Attn: David R. Jaffe, Chief Executive Officer, with a copy to Gene Wexler, General Counsel

20.         SETTLEMENT OF CLAIMS.  Except as otherwise provided, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

21.         CODE SECTION 409A.

(a)         Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments and benefits paid in accordance with the terms and conditions of this Agreement, it is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  The parties agree to reasonably cooperate to take all further actions necessary to satisfy the requirements of Code Section 409A.

(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the providing of any benefit made subject to this Section 21(b), to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be made or provided at the date which is the later of (i) eighteen (18) months following January 1, 2009 and (ii) the earlier of (A) expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the end of the Delay Period (the “Delayed Payment Date”), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)         All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

22.         MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

23.         GOVERNING LAW; JURISDICTION.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to conflict of law principles thereof. The parties hereby consent to the exclusive jurisdiction of the state courts of the State of Ohio and venue in Franklin County, Ohio.

24.         SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

25.         ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, but not limited to the Prior Agreements.  Executive acknowledges and agrees that by entering into this Agreement, Executive hereby forfeits and waives any right to payments or benefits under such Prior Agreements to which Executive otherwise may have been eligible or entitled to receive thereunder.

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IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

TWEEN BRANDS, INC.

By:	/s/ Michael C. Keane
Michael C. Keane
Senior Vice President – Human Resources

EXECUTIVE

/s/ Michael Rayden
Michael Rayden
Chief Executive Officer of
Tween Brands, Inc.

Solely with respect to Sections 2(a), 3, 4, 6, 7, 8, 11, 12(a), 13, 14(a), 14(b), and 19 of this Agreement,
THE DRESS BARN, INC.

/s/ David Jaffe
David Jaffe
President & Chief Executive Officer

Appendix A

EBITDA Targets

($ in thousands)

Year	Spring		Fall

2010	$26,274	*	$-

2011	$33,994		$84,893

2012	$41,608		$94,871

2013	$46,121		$101,204

2014	$50,058		$106,795

2015	$54,742		$113,492

	* Actual approved Spring 2010 Budget